Exhibit 99.2

Natera to Offer $250 Million Convertible Senior Notes Due 2027

SAN CARLOS, Calif., April 13, 2020 – Natera, Inc. (NASDAQ: NTRA) today announced that it proposes to offer $250 million aggregate principal amount of convertible senior notes due 2027 (the “notes”), subject to market conditions and other factors. The notes are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Natera also intends to grant to the initial purchasers of the notes a 13-day option to purchase up to an additional $37.5 million aggregate principal amount of the notes.

The notes will be senior, unsecured obligations of Natera, and interest will be payable semi-annually in cash on May 1 and November 1 of each year, beginning on November 1, 2020. The notes will mature on May 1, 2027 unless redeemed, repurchased or converted prior to such date. Prior to February 1, 2027, the notes will be convertible at the option of holders during certain periods, upon satisfaction of certain conditions. Thereafter, the notes will be convertible at any time until the close of business on the second business day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of Natera common stock, cash or a combination of cash and shares of Natera common stock, at Natera’s election.

The interest rate, initial conversion rate, offering price, and other terms are to be determined by negotiations between Natera and the initial purchasers.

Natera expects to use a portion of the net proceeds from the offering of the notes to repay its obligations under its 2017 Term Loan with OrbiMed and the remainder of the net proceeds will be used for working capital and general corporate purposes and continued investments in research and development of its core technology and development of Natera’s product offerings. In addition, Natera may use a portion of the net proceeds for acquisitions of complementary businesses, technologies or other assets. Natera has no agreements or understandings with respect to any material acquisitions or strategic transactions at this time.

Natera may redeem all or any portion of the notes, at its option, on or after May 6, 2024, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon, if the last reported sale price of Natera’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Natera provides written notice of redemption.

Holders of notes may require Natera to repurchase their notes upon the occurrence of certain events that constitute a fundamental change under the indenture governing the notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of repurchase. In connection with certain corporate events or if Natera issues a notice of redemption, it will, under certain circumstances, increase the conversion rate for holders who elect to convert their notes in connection with such corporate event or during the relevant redemption period.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Natera common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and any shares of common stock issuable upon conversion of the notes have not been, nor will be, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements relating to Natera’s intention to offer the notes, the timing of the proposed offering, the proposed terms of the offering and the intended use of the net proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Natera will offer the notes or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated principal amount of the notes, which could differ based upon market conditions, the anticipated use of the net proceeds of the offering, which could change as a result of market conditions or for other reasons and the impact of general economic, industry or political conditions in the United States or internationally.

Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Investor Relations:

Mike Brophy, CFO, Natera, Inc.

650-249-9090

Media Contact:
Paul Greenland, VP of Corporate Marketing, Natera, Inc.

PR@natera.com

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